Exhibit 10.5

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as October 1, 2022 (the “Effective Date”), by and between CoLabs Int’l, Corp, a Nevada corporation (together with its successors and assigns, the “Company”), and William Cohen (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the first anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than 60 days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2.	Position, Duties and Responsibilities.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Financial Officer. Executive shall have, subject to the general direction of the Company’s Board of Directors (the “Board”), such duties, powers, and authority as are commensurate with his position as Chief Financial Officer and such other duties and responsibilities that are commensurate with his positions as reasonably delegated to him from time to time by the Board. In this position, Executive shall report directly to the Chief Executive Officer.

(b)	Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service on the board of directors of two for-profit companies, businesses or trade organizations at any time during the Term; provided that he shall not serve on the board of any entity that materially competes with the Company, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs, and (d) management of his personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

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(c)	Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

3.	Compensation.

(a)	Base Salary. During the first year of the Term, the Company shall pay to the Executive an annual salary of $$108,000 (“Base Salary”). Thereafter, the Compensation Committee of the Board (the “Committee”) shall consider increases in Base Salary for subsequent years in connection with performance and a review of compensation provided at peer companies, which companies shall be subject to review on a continuing basis (the “Peer Group”), taking into account Company and individual performance objectives; provided, however, that Base Salary shall be increased as of each anniversary of the Effective Date by a minimum of the greater of 3% or the annual increase in the Federal Consumer Price Index.

(b)	Annual Cash Bonus. The Committee shall award Executive’s annual cash bonus based on an evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives. Notwithstanding the foregoing, the Committee may grant a special bonus at any time. Annual cash bonuses shall be deemed “earned” if Executive is employed on the last day of the year to which the bonus relates and shall be paid no later than March 15th of the year immediately following the year to which the annual bonus relates.

(c)	Incentive Plan Participation. During the Term, Executive shall be eligible to participate in Company equity incentive plans according to the recommendation of the Committee and approval of the Board.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. In addition, Executive shall be eligible for days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

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(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

(d)	Attorneys’ Fees. The Company shall reimburse Executive, promptly upon presentation of appropriate supporting documentation, for all reasonable attorneys’ fees incurred by Executive in connection with the negotiation and execution of this Agreement, but in no event shall such reimbursement exceed $10,000.

5.	Termination; Change in Control.

(a)	General. The Company may terminate Executive’s employment for Cause. Executive may terminate his employment at any time for any reason other than Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate Executive’s employment with Good Reason, in each case, upon providing the other party at least 30 days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 to the extent applicable and shall have no further rights to any compensation or benefits from the Company. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within 30 days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(c) above; (iii) any long-term incentive award earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs, payable in accordance with Section 3(d) above; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date and any expenses incurred through the Termination Date under Section 2(d) above (including any related tax gross-up payments), payable within 30 days following the Termination Date; (v) accrued but unused PTO days; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

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(ii)	“Cause” shall mean: (i) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive by the Board, which, if curable, is not cured within 30 days after Executive’s written receipt of notice thereof from the Company; (ii) Executive’s engagement in willful gross misconduct or willful gross negligence in and the course of carrying out his duties that results in material economic or reputational harm to the Company; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a felony; or (iv) a material breach by Executive of Section 2(b) of this Agreement, which, if curable, is not cured within 30 days after Executive’s receipt of written notice thereof from the Company. Termination of Executive’s employment shall not be deemed to be for Cause unless Executive has had a reasonable opportunity, together with counsel. to respond to all relevant allegations upon which a contemplated termination for Cause is based.

(iii)	“Good Reason” shall mean any of the following that has not been approved in writing in shall mean any of the following circumstances that, if curable, has not been cured by the Company within 30 days of the Company’s receipt of notice thereof from Executive, which notice was provided within 90 days of the date on which the circumstance or event constituting Good Reason first came into existence: (i) a material reduction in Executive’s Base Salary; (ii) a material diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement or Executive being required to report to another person other than the Board; (iii) a material diminution in the budget over which Executive retains authority; (iv) a material change in the location of the Company’s offices; or (v) a material breach by the Company of this Agreement. Executive’s resignation will not be treated as being for Good Reason unless Executive’s employment terminates after the end of the cure period (if curable) and no later than six months after the occurrence of the event(s) giving rise to the termination for Good Reason.

(iv)	“Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for at least six months.

(v)	“Medical Payment Amounts” shall mean an amount, payable on a monthly basis commencing on the first day of the month following the Termination Date, equal to (i) the monthly amount of the Consolidated Omnibus Budget Reconciliation Act continuation coverage premium for such month under the Company’s group medical plans for executives of the Company less the monthly amount of Executive’s portion of the premium for such month as if Executive was still an active employee, plus (ii) a tax gross-up payment so Executive shall have no after-tax consequences with respect to the monthly amount described in clause (i) or the related tax gross-up.

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(vi)	“Severance Payments” shall mean (i) a lump sum cash payment, payable on the Termination Date, equal to two times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), (y) the greater of (I) the annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding completed years (provided, however, that if Executive has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to the target annual cash bonus opportunity was paid in the missing years), and (z) the target long-term incentive award for the year of the Termination Date; (ii) Medical Payment Amounts, payable each month, commencing on the first day of the month following the Termination Date and continuing until the earlier of twenty-four months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; (iii) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s health plan with the full cost payable by Executive for a period of up to twenty-four months commencing on the first day of the month following the Termination Date; and (iv) any unpaid Sign-On Bonus, payable on the Termination Date.

(vii)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and the Severance Payments.

(c)	Termination Due to Death or Disability. In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, Executive shall receive the Accrued Benefits.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

(e)	Post-Termination Reasonable Cooperation. Executive agrees and covenants that, following the Term, he shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 5(e), including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive and, in the event that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate of $225 per hour. The Company shall use reasonable business efforts to provide Executive with reasonable advance written notice of its need for Executive’s reasonable cooperation and shall attempt to coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 5(e) shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 6(a) and 6(b) hereof.

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6.	Indemnification; D&O Insurance.

(a)	Indemnification. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 6(a), and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his heirs, executors, and administrators.

(b)	D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to his in any respect than the coverage then being provided to any other current or former director or officer of the Company.

(c)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other.

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7.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

(c)	Section 409A Gross-Up. The Company acknowledges and agrees that if any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution) made or provided to Executive or for Executive’s benefit in connection with this Agreement, or Executive’s employment with the Company or the termination thereof (the “Payments”) are determined to be subject to the additional taxes, interest, or penalties imposed by Section 409A, or any interest or penalties with respect to such additional taxes, interest, or penalties (such additional taxes, together with any such interest and penalties, are referred to collectively as the “Section 409A Tax”), then Executive will be entitled to receive an additional payment (a “409A Gross-Up Payment”) from the Company such that the net amount Executive retains after paying any applicable Section 409A Tax and any federal, state, or local income or FICA taxes on such 409A Gross-Up Payment, shall be equal to the amount Executive would have received if the Section 409A Tax were not applicable to the Payments. Unless otherwise agreed in writing by Executive and the Company, all determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made by an independent “big four” accounting firm designated by the Company, and such accounting firm shall be instructed to provide the Company and Executive with a written opinion of any determination such accounting firm has been requested to provide. The Company shall be responsible for such accounting firm’s fees. For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive’s residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Company shall make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties, or additions payable by Executive with respect to such excess). The Company and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments. The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth business day following the last date the Payments are made but in all events within the time period specified in Section 7(b).

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(d)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(e)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

8.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or five days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

9.	Governing Law; Forum; Attorneys’ Fees and Costs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within Orange County, California. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

10.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

11.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

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12.	Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

13.	Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

14.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

15.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

17.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

18.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

19.	No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against his or any remuneration or other benefit earned or received by Executive after such termination.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

21.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY

CoLabs Int’l, Corp., a Nevada corporation

By:	/s/ Peter Barton Hutt
Name:	Peter Barton Hutt
Title:	Compensation Committee Chairman

EXECUTIVE

By:	/s/ William Cohen
Name:	William Cohen

Address for Notices:	18593 Main Street
Huntington Beach, CA 92648

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